Exhibit 99.1

MediaNet Group Technologies Enters into a Merger Agreement

With the DubLi Companies

MARGATE, FL and BERLIN, GERMANY– August 12, 2009 -- MediaNet Group Technologies, Inc. (OTCBB: MEDG), operating the largest online mall and affinity program platform through its BSP Rewards subsidiary, today announced that it has signed a definitive merger agreement with CG Holdings Ltd., a privately-held, European-based holding company for the DubLi companies, a worldwide online trading firm (“DubLi”).

Transaction Highlights:

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Upon completion of the business combination, MediaNet (“MEDG”) will issue approximately 270 million shares, or 90% of the combined company’s outstanding shares, to DubLi shareholders, and DubLi will become a wholly-owned subsidiary of MEDG.

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Michael Hansen, Founder and President of DubLi, will become Chief Executive Officer of the combined company and Kent Lee Holmstoel will become Chairman of the combined company. Martin Berns, Founder, Chairman and Chief Executive Officer of MEDG and BSP Rewards will remain Chief Executive Officer of BSP Rewards.

•	The combined company will continue to be headquartered in South Florida, with DubLi relocating several of its EU-based key employees.

•	DubLi has advanced MEDG a $250,000 interest only loan due in 2 years.

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The transaction is expected to be completed on or about October 1, 2009, subject to, among other things, completion of satisfactory due diligence by both MEDG and DubLi, approval by the shareholders of DubLi, and the filing on an information statement by MEDG to increase MEDG’s authorized shares in order to complete the transaction.

•	The combined company will change its fiscal year end from December 31 to September 30.

•	BSP Rewards will continue as an operating division of the combined company.

DubLi is a worldwide online trading firm composed of two very unique and individual business models: DubLi.com, a reverse auction portal for high level branded merchandise, and DubLi Network, the business opportunity where consumers can establish their own business in a competitive market. DubLi.com’s auction portal hosts only high quality inventory from the world’s leading manufacturers. The auction website is open for business seven days a week, 24 hours a day. The key difference between a reverse auction and a traditional auction is that the price for an item in a traditional auction is continually driven up from bids placed by potential buyers, whereas in a reverse auction, the price for an item is continually driven down. Brands featured in DubLi auctions include, but are not limited to: iPod, Hewlett Packard, SONY, Samsung, Nintendo, Mini, Disney, Rolex, Louis Vuitton, Gucci and Burberry. The success behind DubLi.com’s reverse auction lies in the formula of being able to drive down prices incrementally with single bids placed by the consumers until the prices reaches a point where it provides good value to the buyer. Dubli includes a best price guarantee assuring the auction winners that they are buying the products at lower price than they could obtain it from other name brand retail sellers.

The primary objective of DubLi’s business model is to provide equal opportunities for buyers on the web to profit from downward purchase pricing. The reverse auction business model offered by DubLi Network is a proactive effort to help DubLi’s Business Associates yield maximum returns on an Internet business as well as to provide high quality goods and services to customers internationally. Since the debut of DubLi in 2008, thousands of Business Associates from around the world have joined the DubLi Network and nearly 1.5 million consumers have participated in DubLi auctions.

Martin Berns, Founder, Chairman and Chief Executive Officer of MediaNet Group Technologies, stated, “Since our partnership with DubLi commenced several months ago we continued to see a number of operating similarities and potential business opportunities which is why our discussion about combining the two companies began. DubLi’s expertise at creating a unique and unparalleled shopping experience for consumers through the auction process and BSP’s ability to offer an enhanced shopping experience with rewards and discounts from over 1000 national merchants on everyday shopping items are natural fits. The merger gives MEDG shareholders an opportunity to join a global organization with a blue chip client base, a proven record of revenue growth and a strong balance sheet.

Michael Hansen, Founder and President of DubLi, commented, “With the initial success of our business relationship with BSP, we at DubLi began to explore how to further enhance this relationship while strengthening our presence in the US. The new opportunity created by combining two shopping alternatives, which are both recognized leaders in their respective areas, is unparalleled. We see great potential synergies for both shopping portals to grow and diversify while strengthening their respective market positions and adding value to both current and future shareholders.”

About MediaNet Group Technologies, Inc.:

MediaNet Group Technologies, Inc. (OTCBB: MEDG), through its BSP Rewards division, has developed the largest online mall and affinity program platform. BSP builds, brands, customizes proprietary loyalty/rewards/mall programs for clients and organizations and for a value added element layered onto debit and stored value cards. Companies and organizations enroll their members into the program and BSP cross-markets them to its entire database.

The Company generates product purchases from over 1000 participating mall merchants including the nation’s largest retailers as well as gift cards and a large discount catalog. With over 60 web malls already developed and in use, BSP Rewards currently serves more than 750,000 registered users. The Company offers affordable, immediate implementation, delivered as rich turnkey enterprise solutions for corporations interested in expanding their web presence and enhancing customer relations -- turning operational costs into profit centers. Current mall merchants include such merchants as Sears, Target, Walmart Macy’s, Office Depot, Bass Pro Shops, Best Buy, Budget and Chili’s.

About DubLi:

DubLi has its financial headquarters in Limassol, Cyprus. DubLi is a dynamic, growing and success-oriented marketing company. Its overall goal is to market www.dubli.com website, an exciting and recognized global auction house. Buyers get access to a wide variety of brand-name products at the absolute lowest prices. At the same time, DubLi offers people around the world a unique opportunity to generate extra income through their own lucrative part-time or full-time business. Today, DubLi Network is among the fastest growing companies within the direct sales industry in Europe and the USA. www.dublinetwork.com

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“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. MediaNet Group Technologies, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions (including in the information technology and financial information industry), actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, changes in our business strategies, and the purchasing activity or lack thereof by registered web mall members. The number of BSP web mall members is routinely revised to reflect adjustments for inactive membership. Inactive members are defined as registered members who have not shopped in a BSP web mall for an extended period of time.

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Contacts:
MediaNet Group Contact	DubLi.com
Martin Berns	Michael Hansen
Chief Executive Officer	President
954-974-5818 ext. 202	mha@dubli.com
martin@medianetgroup.com